CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VISTA OUTDOOR INC.

Vista Outdoor Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify the following:
A.    The Corporation was incorporated under the name “Vista SpinCo, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 24, 2014 (the “Original Certificate of Incorporation”). The name of the Corporation was changed to Vista Outdoor Inc. by amendment to the Original Certificate of Incorporation on August 7, 2014.
B.    This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 9, 2015 (the “Certificate of Incorporation”).
C.    Article V, Section 5.02 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“SECTION 5.02. Elections. Prior to the 2019 annual meeting of stockholders, and subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, the directors shall be classified with respect to the time for which they severally hold office into three classes, hereby designated Class I, Class II and Class III, with each class to hold office until its successors are duly elected and qualified. At each annual meeting of stockholders of the Corporation prior to the 2019 annual meeting of stockholders, and subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Commencing with the 2019 annual meeting of stockholders, and subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, the directors elected at each annual meeting of the stockholders shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified; provided, however, that each director elected prior to the 2019 annual meeting of stockholders for a term expiring after the 2019 annual meeting of stockholders shall continue to serve for the remainder of the original term for which such director was elected and until his or her successor is duly elected and qualified. The division of directors into classes shall terminate at the 2021 annual meeting of stockholders.”
 D.    Article V, Section 5.03 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“SECTION 5.03. Filling of Newly Created Directorships and Vacancies. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, newly created directorships resulting from any increase in the number of directors and vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall only be filled by the Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office or, if there is only one remaining director in office, then by such sole remaining director, even though less than a quorum of the Board. Any director elected in accordance with the process described in the immediately preceding sentence to a class elected prior to the 2019 annual meeting of stockholders for a term expiring after the 2019 annual meeting of stockholders shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and to which he or she was appointed and thereafter until such director’s successor shall have been duly elected and qualified. Any director elected in accordance with the process described in the first sentence of this paragraph to (i) fill a newly created directorship resulting from any increase in the authorized number of directors, or (ii) fill a vacancy on the Board resulting from death, resignation, disqualification, removal or other cause of a director elected at or after the 2019 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until his or her successor shall have been duly elected and qualified.”
E.    Article V, Section 5.04 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
SECTION 5.04. Removal. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, (i) any director who prior to the 2019 annual meeting of stockholders was elected to a three-year term (a “Classified Term”) that continues beyond the date of the 2019 annual meeting (a “Classified Director”) may be removed from office during such Classified Term by the stockholders of the Corporation only for cause, and only by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, and (ii) any director that is not a Classified Director may be removed from office by the stockholders of the Corporation, with or without cause, by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.
F.    This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, I, Scott D. Chaplin, a duly authorized officer of Vista Outdoor Inc., have executed this Certificate as of the 7th day of August, 2018.

VISTA OUTDOOR INC.

By	/s/ Scott D. Chaplin
Name:	Scott D. Chaplin
Title:	Senior Vice President, General Counsel and Secretary